EXHIBIT 21
                                      ----------

               LIST OF SUBSIDIARIES OF PARAMOUNT FINANCIAL CORPORATION



               . Paratech Resources, Inc. (owned by Paramount); incorporated in New York

               .    Deltaforce Personnel Services, Inc. (owned by
                    Paramount); incorporated in New York

               . Abbey, Garrett & Seth, Ltd. (owned by Paratech); incorporated in New York; does business under the name Comptech Resources